Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cindy Knoebel
VP, Financial & Corporate Communications
VF Services, Inc.
(646) 472- 2817 / (336) 424-6189

VF CORPORATION AND NAUTICA ENTERPRISES, INC. COMPLETE MERGER

Greensboro, NC - August 27, 2003 – VF Corporation (NYSE: VFC), the world’s largest apparel company, announced today that it has completed the previously announced merger between Nautica Enterprises, Inc. (NASDAQ: NAUT) and a subsidiary of VF for a total consideration of approximately $600 million. The merger was approved by Nautica’s stockholders today.

As a result of the merger, Nautica has become a wholly-owned subsidiary of VF and each outstanding share of Nautica common stock has been converted into the right to receive $17.00 in cash from VF. Holders of Nautica common stock as of the closing of the merger will receive written instructions shortly on how to surrender their shares of common stock for payment.

VF also announced today the completion of the previously announced purchase of David Chu and Company, Inc.’s rights to receive 50% of the net royalty income from licensing the Nautica trademark.

In addition, Mackey J. McDonald, VF chairman and chief executive officer, announced the formation of a new Sportswear Coalition within VF, which will be comprised of the Nautica, Earl Jean, John Varvatos and E. Magrath brands. The Company’s other coalitions include North & South America Jeanswear, International Jeanswear, Global Intimates, Outdoor and Imagewear.

“We view sportswear as a tremendous growth opportunity, as we further develop the Nautica brands and, over time, add additional brands to our new coalition,” said Mr. McDonald.

Eric Wiseman, 47, has been named chairman of the Sportswear Coalition. He will also continue in his role as vice president and chairman of VF’s Global Intimates Coalition. Reporting to Mr. Wiseman is David Chu, who is named chief executive officer of all Nautica branded business; Jim Calo, senior vice president, operations; Wayne Marino, senior vice president and chief financial officer; John Varvatos, president, John Varvatos Company; Bonnie Takhar, president, Earl Jean; and Jimmy Haggar, president, E. Magrath. Reporting to Mr. Chu are Chris Heyn, president, Nautica Sportswear; Paulette McCready, president, Nautica Jeanswear/Childrens; Jeff Matthews, president, Nautica Furnishings; and Rich Anders, president, Nautica Retail.

“With David Chu at the helm of Nautica’s branded business, I am confident we’ll see the brand return to its historical rates of growth and profitability,” said Mr. Wiseman. “He and his team are focused on returning the brand to its strong heritage, and we are very encouraged by their direction and progress.”

Harvey Sanders, chairman, president and chief executive officer of Nautica Enterprises, Inc. has announced that he is leaving the company to pursue other interests. “Harvey has been a driving force behind Nautica’s success for many years, and we wish him well in his future endeavors,” said Mr. McDonald.

Addition of Nautica to Positively Impact Third Quarter and Full Year Results
VF expects the acquisition of Nautica could add an additional $.05 to $.08 to its earnings per share in 2003. Accordingly, the Company now expects earnings per share could increase 5-7% from the $3.24 per share from continuing operations reported in 2002. Full year sales are now expected to increase approximately 3%.

The Company continues to expect that third quarter earnings per share will remain in line with its previous guidance. Sales in the quarter are expected to be about flat with prior year levels.

The transaction will also result in an additional $10 to $15 million in cash flow from operations in 2003.

The Company continues to anticipate that Nautica could add at least $.10 to earnings per share in 2004. The Company will provide additional details about its plans and outlook for Nautica in its third quarter earnings release and conference call on October 23, 2003.

Cautionary Statement on Forward-looking Statements
Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company’s ability to integrate new acquisitions successfully; the Company’s ability to achieve anticipated cost savings from the recent restructuring initiatives; additional terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

About the Company
VF Corporation is the world's largest apparel company and a leader in jeanswear, intimate apparel, sportswear, playwear, workwear and daypacks. Its principal brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Lee Sport®, Nautica®, Earl Jean®, John Varvatos®, Healthtex®, JanSport®, Eastpak®, The North Face® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, http://www.vfc.com.

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